EXHIBIT 8.1



                 [Cleary, Gottlieb, Steen & Hamilton Letterhead]


Writer's Direct Dial:  (212) 225-2250
E-Mail:  lsamuels@cgsh.com


                                                                  April 5, 2002


The Interpublic Group of Companies, Inc.
1271 Avenue of the Americas
New York, New York 10020

Ladies and Gentlemen:

         We have acted as counsel to The Interpublic Group of Companies, Inc. (the "Company"), in connection with the Company's offering pursuant to a registration statement (the "Registration Statement") on Form S-3, of Zero-Coupon Convertible Senior Notes due on December 14, 2021 and issued with an aggregate principal amount at maturity of $701,960,000 (the "Securities") under an indenture dated as of October 20, 2000, as supplemented by a supplemental indenture dated as of December 14, 2002, between the Company and The Bank of New York (the "Indenture").

         In arriving at the opinion expressed below, we have reviewed the following documents:

         (a) the Registration Statement;

         (b) the Securities in global form as executed by the Company; and

         (c) an executed copy of the Indenture.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         The advice ascribed to us in the section of the Form S-3 entitled "United States Federal Income Tax Consequences - Classification of the Notes" accurately reflects our opinion regarding the characterization of the Securities for U.S. federal income tax purposes.

         We are furnishing this opinion solely to you in connection with the offering of the Securities. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.




                                            Very truly yours,
                                            CLEARY, GOTTLIEB, STEEN & HAMILTON

                                            By:  /s/ Leslie Samuels
                                                 ------------------
                                                 Leslie B. Samuels,
                                                 a Partner